As filed with the Securities and Exchange Commission on February 1, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

3COM CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2605794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Campus Drive
Marlborough, MA  01752

(Address, including zip code, of Registrant’s principal executive offices)

TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock
Option and Restricted Stock Plan, as amended and assumed by 3Com Corporation

(Full title of the plan)

Donald M. Halsted, III

Executive Vice President, Finance and

Chief Financial Officer

350 Campus Drive

Marlborough, MA  01752

(508) 323-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neal D. Goldman, Esq.

Senior Vice President, Management

Services, General Counsel and

Secretary

350 Campus Drive

Marlborough, MA  01752

(508) 323-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.01 par value per share (3)	13,886,389 shares (4)	$1.31	$18,191,170	$2,142

(1)          Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers such indeterminate number of additional shares of the Registrant’s Common Stock as may be issuable under the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended and assumed by the Registrant, in connection with stock splits, stock dividends, or similar transactions.

(2)          Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

(3)          Each share of common stock includes preferred share purchase rights that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(4)          Represents shares subject to issuance upon the exercise of outstanding stock options under the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended and assumed by the Registrant on January 31, 2005 pursuant to an Agreement and Plan of Merger by and among Registrant, a wholly-owned subsidiary of Registrant, and TippingPoint Technologies, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)                            The Registrant’s Annual Report on Form 10-K for the year ended May 28, 2004, filed with the Commission on August 9, 2004;

(b)                           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)                            The description of the Registrant’s common stock contained in the registration statement on Form 8-A, filed with the Commission on September 18, 1984, and any amendment or report filed for the purpose of updating such description; and

(d)                           The description of the Registrant’s preferred share purchase rights contained in the registration statement on Form 8-A, filed with the Commission on September 22, 1989, as amended and restated on November 27, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

The Registrant’s By-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws. These agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Item 7.           Exemption from Registration Claimed.

Not Applicable.

Item 8.           Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002	8-A/A	0-12867	4.1	11/27/02	☐

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.					☒

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					☒

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).					☒

24	Power of Attorney (included on the signature page).					☒

99.1	TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended.					☒

99.2	Form of Stock Option Agreement under the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended.					☒

Item 9.           Undertakings.

A.  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of  registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 of Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on February 1, 2005.

3COM CORPORATION

By:	/s/ Donald M. Halsted, III
Donald M. Halsted, III
Executive Vice President, Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal D. Goldman and Garrison R. Smith, and each of them, his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce L. Claflin	President, Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2005
(Bruce L. Claflin)
/s/ Donald M. Halsted, III	Executive Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2005
(Donald M. Halsted, III)

/s/ Eric A. Benhamou	Chairman of the Board	February 1, 2005
(Eric A. Benhamou)

/s/ Gary T. DiCamillo	Director	February 1, 2005
(Gary T. DiCamillo)

/s/ James R. Long	Director	February 1, 2005
(James R. Long)

/s/ Raj Reddy	Director	February 1, 2005
(Raj Reddy)

/s/ Julie St. John	Director	February 1, 2005
(Julie St. John)

/s/ David C. Wajsgras	Director	February 1, 2005
(David C. Wajsgras)

/s/ Paul G. Yovovich	Director	February 1, 2005
(Paul G. Yovovich)

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002	8-A/A	0-12867	4.1	11/27/02	☐

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.					☒

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					☒

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).					☒

24	Power of Attorney (included on the signature page).					☒

99.1	TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended.					☒

99.2	Form of Stock Option Agreement under the TippingPoint Technologies, Inc. Fourth Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended.					☒